NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 20, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 09, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BlackRock MuniHoldings New York Quality Fund, Inc. and BlackRock MuniYield New York Quality Fund, Inc. became effective on February 9, 2026. Each share of Common Stock of BlackRock MuniHoldings New York Quality Fund, Inc. was exchanged for 1.03091257 common shares of BlackRock MuniYield New York Quality Fund, Inc., without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 09, 2026.